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                                                                      EXHIBIT 21

                              LIST OF SUBSIDIARIES


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
AIRPLANES LIMITED
Name:                                            Jurisdiction of Incorporation
Airplanes Holdings Limited                       Ireland


AIRPLANES U.S. TRUST
Name:                                            State of Incorporation
AeroUSA, Inc.                                    Connecticut
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